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                                                                       EXHIBIT 3


                             JOINT FILING AGREEMENT

         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 22nd day of May, 2000, by and among John F. Cogan, Jr., David D. Tripple, Eric W. Reckard and Robert P. Nault.

         The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and
Schedule 13G ("Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of The Pioneer Group, Inc. that are required to be reported on any Filings as a result of or relating to the Voting Agreement, dated as of May 14, 2000, among such parties and UniCredito Italiano S.p.A. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

         IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first set forth above.

                                             /s/ John F. Cogan, Jr.
                                             ------------------------
                                             John F. Cogan, Jr.

                                             /s/ David D. Tripple
                                             ------------------------
                                             David D. Tripple

                                             /s/ Eric W. Reckard
                                             ------------------------
                                             Eric W. Reckard

                                             /s/ Robert P. Nault
                                             ------------------------
                                             Robert P. Nault